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                                  EXHIBIT 11.01


                              PRISM SOLUTIONS, INC.
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                              THREE MONTHS ENDED                     NINE MONTHS ENDED
                                                                 SEPTEMBER 30,                         SEPTEMBER 30,
                                                        -------------------------------       -------------------------------
                                                             1995             1996                1995               1996
                                                        --------------    -------------       -----------        ------------
                                                                  (UNAUDITED)                          (UNAUDITED)
Weighted average shares outstanding                      11,354,043         12,847,105          2,942,438          10,033,026
Common equivalent shares
     pursuant to SAB No. 83                                    --                 --                 --               341,572
Net effect of dilutive stock options and warrants              --                 --                 --                  --
                                                        -----------       ------------        -----------        ------------
Average common and common stock equivalent
     shares outstanding                                  11,354,043         12,847,105          2,942,438          10,374,598
                                                        ===========       ============        ===========        ============

Net income (loss)                                       $        55       $     (1,590)       $    (2,818)       $     (1,931)
                                                        ===========       ============        ===========        ============

Net income (loss) per share                             $       .01       $       (.12)       $      (.96)       $       (.19)
                                                        ===========       ============        ===========        ============




NOTE: THERE IS NO DIFFERENCE BETWEEN PRIMARY AND FULLY DILUTED NET LOSS PER SHARE FOR ALL PERIODS PRESENTED. FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996, CONVERSION OF COMMON STOCK EQUIVALENTS WAS NOT ASSUMED BECAUSE THE EFFECT IS ANTI-DILUTIVE.